Exhibit 10.1
SECOND AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT
BETWEEN
BLUE OWL REAL ESTATE NET LEASE TRUST,
BLUE OWL NLT OPERATING PARTNERSHIP LP,
AND
BLUE OWL REAL ESTATE CAPITAL LLC
This Second Amended and Restated Investment Advisory Agreement (the “Agreement”) is made as of March 13, 2024 (the “Effective Date”), by and between Blue Owl Real Estate Net Lease Trust (formerly Oak Street Net Lease Trust), a Maryland statutory trust (the “Trust”), Blue Owl NLT Operating Partnership LP (formerly OakTrust Operating Partnership, L.P.), a Delaware limited liability partnership (the “Operating Partnership” and, together with the Trust, the “Trust Parties”), and Blue Owl Real Estate Capital LLC (formerly Oak Street Real Estate Capital, LLC), an Illinois limited liability company (the “Adviser”).
WHEREAS, the Trust intends to qualify as a real estate investment trust (a “REIT”), and to invest its funds in investments permitted by the terms of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”);
WHEREAS, the Trust is the general partner of the Operating Partnership and intends to conduct all of its business and make all or substantially all its investments through the Operating Partnership;
WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);
WHEREAS, the Trust, the Operating Partnership and the Adviser are party to that certain Investment Advisory Agreement, dated August 8, 2022 (the “Original Advisory Agreement”) and Amended and Restated Investment Advisory Agreement, dated August 31, 2023 (the “Amended and Restated Advisory Agreement”), for the purpose of having the Adviser furnish investment advisory services to the Trust and the Operating Partnership; and
WHEREAS, the Trust, the Operating Partnership and the Adviser desire to enter into this Agreement, which amends and restates the Amended and Restated Advisory Agreement in its entirety.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.Definitions

Unless otherwise defined in this Agreement, the following terms shall have the meanings specified in this Section 1:

“Administration Agreement” shall have the meaning set forth in Section 3(a).

“Administrator” shall have the meaning set forth in Section 3(a).

“Adviser” shall have the meaning set forth in the preamble.

“Advisers Act” shall have the meaning set forth in the recitals.

“Affiliates” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person, including any partnership in which such Person is a general partner; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts an executive officer, director, trustee or general partner.

“Agreement” shall have the meaning set forth in the preamble.

“Amended and Restated Advisory Agreement” shall have the meaning set forth in the recitals.

“Board” shall have the meaning set forth in Section 2(a).

“Code” shall have the meaning set forth in the recitals.

“Commencement Date” means September 1, 2022.

“Declaration of Trust” shall have the meaning set forth in Section 2(a).

“DST Management Fee” shall have the meaning set forth in Section 4(a).

“DST Properties” means real properties held directly or indirectly by a Delaware statutory trust (i) managed by the Operating Partnership or by certain Affiliates (ii) that sells a certain class of beneficial interests to third-party investors.

“DST Property Consideration” means the consideration received by the Trust, the Operating Partnership or any of their respective Affiliates for the selling of the beneficial interests in a Delaware statutory trust managed by the Operating Partnership or by certain Affiliates that directly or indirectly owns the DST Properties and which sells a certain class of beneficial interests to third-party investors, net of (i) any up-front fees and expense reimbursements payable out of gross sale proceeds from the sale of such beneficial interests, including but not limited to certain upfront sales loads, financing fees (if applicable), non-accountable organizational and offering cost reimbursements and non-accountable expense reimbursements, and (ii) the proceeds from any loans, if applicable, secured directly or indirectly by the DST Properties that are used by third-party investors to acquire beneficial interests in Delaware statutory trusts that own one or more DST Properties.

“Effective Date” shall have the meaning set forth in the preamble.

“Indemnified Parties” shall have the meaning set forth in Section 10(a).

“Investment Team” shall have the meaning set forth in Section 7.

“Management Fee” shall have the meaning set forth in Section 4(a).

“Operating Partnership” shall have the meaning set forth in the preamble.

“OP Management Fee” shall have the meaning set forth in Section 4(a).

“OP Units” shall have the meaning set forth in Section 4(a).

“Organization and Offering Costs” shall have the meaning set forth in Section 3(b).

“Original Advisory Agreement” shall have the meaning set forth in the recitals.

“Person” means an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other legal entity.

“PPM” shall have the meaning set forth in Section 2(a).

“REIT” shall have the meaning set forth in the recitals.

“SEC” shall have the meaning set forth in Section 3(b).

“Shares” shall have the meaning set forth in Section 3(b).

“Trust” shall have the meaning set forth in the preamble.

“Trust Management Fee” shall have the meaning set forth in Section 4(a).

“Trust Parties” shall have the meaning set forth in the preamble.

2.Duties of the Adviser

a.The Trust Parties hereby employ the Adviser to act as the investment adviser to the Trust Parties and to manage the investment and reinvestment of the assets of the Trust Parties, subject to the supervision of the Board of Trustees of the Trust (the “Board”), for the period and upon the terms herein set forth, (x) in accordance with the investment objective, policies and restrictions that are set forth in the Trust Parties’ private placement memoranda (as amended from time to time, the “PPM”) and (y) in accordance with all other applicable federal and state laws, rules and regulations, and the Trust’s Declaration of Trust as may be amended from time to time (the “Declaration of Trust”) and by-laws as the same shall be amended from time to time. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement: (i) determine the composition and allocation of the portfolio of the Trust Parties, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify/source, research, evaluate and negotiate the structure of the investments made by the Trust Parties; (iii) execute, close, service and monitor each Trust Party’s investments; (iv) determine the real estate, securities, loans and other assets that the Trust Parties will purchase, retain, or sell; (v) engaging and supervising, on the Trust Parties’ behalf, agents and service providers to assist in making and managing the Trust Parties’ investments; (vi) determining valuations of real estate and real estate-related assets held by the Trust Parties; (vii) perform due diligence on prospective portfolio investments; (viii) recommend the appropriate level of leverage and debt financing; (ix) manage the program whereby beneficial interests in Delaware statutory trusts are sold to third-party investors; and (x) provide the Trust Parties with such other investment advisory, research, and related services as the Trust Parties may, from time to time, reasonably require for the investment of their funds. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Trust Parties to effectuate its investment decisions for the Trust Parties, including the execution and delivery of all documents relating to each Trust Party’s investments and the placing of orders for other purchase or sale transactions on behalf of the Trust Parties. If it is necessary or appropriate for the Adviser to make investments on behalf of a Trust Party through one or more special purpose vehicles, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicles and to make such investments through such special purpose vehicles.

b.The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

c.The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Trust Parties in any way or otherwise be deemed an agent of the Trust Parties.

d.Subject to review by, and the overall control of, the Board, the Adviser shall keep and preserve any books and records relevant to the provision of its investment advisory services to the Trust Parties with respect to each Trust Party’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours. The Adviser agrees that all records that it maintains for a Trust Party are the property of the Trust Party and will surrender promptly to the Trust Party any such records upon the Trust Party’s request and termination of this Agreement pursuant to Section 11, provided that the Adviser may retain a copy of such records.

e.The Adviser shall be primarily responsible for the execution of any transactions in real estate, securities or loans in a Trust Party’s portfolio and the Trust Party’s allocation of brokerage commissions and other transaction costs.

f.The Adviser has a fiduciary responsibility and duty to each Trust Party and the Trust Party’s shareholders for the safekeeping and use of all the funds and assets of the Trust Party, whether or not in the Adviser’s immediate possession or control. The Adviser shall not employ, or permit another to employ, such funds or assets except for the exclusive benefit of each Trust Party. The Adviser shall not, by entry into an agreement with any shareholder of a Trust Party or otherwise, contract away the fiduciary obligation owed to each Trust Party and the Trust Party’s shareholders under common law.

3.Trust Parties’ Responsibilities and Expenses Payable by the Trust Parties

a.Except as otherwise provided herein or in the Amended and Restated Administration Agreement (the “Administration Agreement”), dated March 13, 2024, between the Trust and the Adviser (the Adviser, in its capacity as the administrator, the “Administrator”), the Adviser shall be solely responsible for the compensation of its investment professionals and employees and all overhead expenses of the Adviser (including rent, office equipment and utilities).

b.Each Trust Party, either directly or through reimbursement to the Adviser, shall bear all other costs and expenses of its operations, administration and transactions not specifically assumed by the Adviser pursuant to this Agreement, including (without limitation): expenses deemed to be “organization and offering expenses” of the Trust Parties (for purposes of this Agreement, such expenses, exclusive of commissions, the dealer manager fee, any discounts and other similar expenses paid by investors at the time of sale of the common shares of beneficial interest of the Trust (the “Shares”), are hereinafter referred to as “Organization and Offering Costs”); expenses deemed to be “organization and offering expenses” and “other closing costs” related to the program whereby beneficial interests in Delaware statutory trusts are sold to third-party investors corporate and organizational expenses relating to offering of shares of common stock, subject to limitations included in the Agreement; the cost of calculating the applicable Trust Party’s net asset value, including the cost of any third-party valuation services; the cost of effecting any sales and repurchases of the common stock and other securities; costs related to construction, leasing, development of real estate properties; fees and expenses payable under any dealer manager agreements, if any; debt service and other costs of borrowings or other financing arrangements; costs of hedging; expenses, including travel expense, incurred by the Administrator, or members of the investment team, or payable to third parties, performing due diligence on prospective investments and, if necessary, enforcing the Trust Party’s rights; escrow agent, transfer agent and custodial fees and expenses; fees and expenses associated with marketing efforts; federal and state registration fees, any stock exchange listing fees and fees payable to rating agencies; federal, state and local taxes; independent trustees’ fees and expenses, including certain travel expenses; costs of preparing financial statements and maintaining books and records and filing reports or other documents with the Securities and Exchange Commission (“SEC”) (or other regulatory bodies) and other reporting and compliance costs, including registration fees, listing fees and licenses, and the compensation of professionals responsible for the preparation of the foregoing; the costs of any reports, proxy statements or other notices to stockholders (including printing and mailing costs); the costs of any stockholder or trustee meetings and the compensation of personnel responsible for the preparation of the foregoing and related matters; commissions and other compensation payable to brokers or dealers; research and market data; fidelity bond, trustees and officers errors and omissions liability insurance and other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone and staff; fees and expenses associated with independent audits, outside legal and consulting costs; costs of winding up; costs incurred in connection with the formation or maintenance of entities or vehicles to hold each Trust Party’s assets for tax or other purposes; extraordinary expenses (such as litigation or indemnification); and costs associated with reporting and compliance obligations under the Investment Advisers Act of 1940 and applicable federal and state securities laws.

Notwithstanding anything to the contrary contained herein, each Trust Party will bear its allocable portion of the costs of the compensation, benefits and related administrative expenses (including travel expenses) of the Trust Party’s officers who provide operational and administrative services hereunder, their respective staffs and other professionals who provide services to the Trust Party (including, in each case, employees of the Adviser or an affiliate) who assist with the preparation, coordination, and administration of the foregoing or provide other “back office” or “middle office” financial or operational services to the Trust Party.

Notwithstanding anything to the contrary contained herein, each Trust Party shall reimburse the Adviser (or its affiliates) for an allocable portion of the compensation paid by the Adviser (or its affiliates) to such individuals (based on a percentage of time such individuals devote, on an estimated basis, to the business affairs of the Trust Party and in acting on behalf of the Trust Party).

Notwithstanding the foregoing, the Adviser shall pay for all Organization and Offering Expenses ((including legal, accounting, printing, mailing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our escrow agent and transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging, and meals, but excluding the ongoing shareholder servicing fees) incurred prior to the first anniversary of the Commencement Date. All Organization and Offering Expenses paid by the Adviser pursuant to this Section 3(b) shall be reimbursed by the Trust Parties to the Adviser in sixty (60) equal monthly installments commencing with the first anniversary of the Commencement Date.

c.In addition to the compensation paid to the Adviser pursuant to Section 4, each Trust Party shall reimburse the Adviser for all expenses of the Trust Party incurred by the Adviser as well as the actual cost of goods and services used for or by the Trust Party and obtained from entities not affiliated with the Adviser. The Adviser may be reimbursed for the administrative services performed by it on behalf of the Trust Party pursuant to any separate administration or co-administration agreement with the Adviser; provided, however, the reimbursement shall be an amount equal to the lower of the Adviser’s actual cost or the amount the Trust Party would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Trust on the basis of assets, revenues, time records or other methods conforming with U.S. generally accepted accounting principles. No reimbursement shall be permitted for services for which the Adviser is entitled to compensation by way of a separate fee.

4.Compensation of the Adviser

a.The Trust will pay the Adviser a management fee (the “Trust Management Fee”) equal to 1.25% of NAV per annum payable monthly, before giving effect to any accruals for the Management Fee, shareholder servicing fees, the Performance Allocation (as defined in the Limited Partnership Agreement of the Operating Partnership, as amended from time to time) or any distributions. The Operating Partnership will pay the Adviser a management fee (the “OP Management Fee”) equal to 1.25% per annum, payable monthly, of the net asset value of the Operating Partnership attributable to Operating Partnership units (“OP Units”) held by unitholders other than the Trust, before giving effect to any accruals for the OP Management Fee, investor servicing fees, the Performance Allocation (as defined in the Limited Partnership Agreement of the Operating Partnership, as amended from time to time) or any distributions. The Trust Parties will pay the Adviser a management fee (the “DST Management Fee” and, together with the Trust Management Fee and the OP Management Fee, the “Management Fee”) equal to 1.25% per annum, payable monthly, of the aggregate DST Property Consideration for all DST Properties subject to a master lease. The Adviser shall receive the Management Fees as compensation for services rendered hereunder. For the avoidance of doubt, the DST Management Fee may be waived at the Adviser’s sole discretion.

b.The Trust Management Fee and the DST Management Fee may be paid, at the Adviser’s election, in cash or cash equivalent aggregate NAV amounts of Class I Common Shares or Class I OP Units of the Operating Partnership. The OP Management Fee may be paid, at the Adviser’s election, in cash or cash equivalent aggregate NAV amounts of Class I OP Units of the Operating Partnership. If the Adviser elects to receive any portion of its Management Fee in Class I Common Shares or Class I OP Units of the Operating Partnership, the Adviser may elect to have the Trust or the Operating Partnership repurchase such Class I Common Shares or Class I OP Units of the Operating Partnership from the Adviser at a later date at the price available in the Trust’s share repurchase plan or otherwise at the current NAV. Class I Common Shares and Class I OP Units of the Operating Partnership obtained by the Adviser will not be subject to the repurchase limits of the Trust’s share repurchase plan or any reduction or penalty for an early repurchase. The Operating Partnership will repurchase any such OP Units for cash unless the Board determines that any such repurchase for cash would be prohibited by applicable law or the Limited Partnership Agreement of the Operating Partnership, in which case such OP Units will be repurchased for the Trust’s Class I Common Shares with an equivalent aggregate NAV. The Adviser will have the option of exchanging Class I Common Shares for an equivalent aggregate NAV amount of other share classes.

5.Covenants of the Adviser

a.The Adviser agrees that it will remain registered as an investment adviser under the Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

6.Expenses

a.The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause each Trust Party to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a real estate or loan transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in effecting a real estate or loan transaction, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Trust Party’s portfolio, and constitutes the best net results for the Trust Party.

7.Investment Team
The Adviser shall manage each Trust Party’s portfolio through a team of investment professionals (the “Investment Team”) dedicated primarily to the Trust Party’s business, in cooperation with the Trust’s Chief Executive Officer. The Investment Team shall be comprised of senior personnel of the Adviser, supported by and with access to the investment professionals, analytical capabilities and support personnel of the Adviser.

8.Limitations on the Employment of the Adviser
The services of the Adviser to the Trust Parties are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Trust Parties, so long as its services to the Trust Parties hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Trust Party’s portfolio investments, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Trust Parties, subject to the Adviser’s right to enter into sub-advisory agreements as set forth herein. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and shareholders of the Trust Parties are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, shareholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, shareholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Trust Parties as shareholders or otherwise.

9.Responsibility of Dual Directors, Officers and/or Employees
If any person who is a manager, partner, officer or employee of the Adviser is or becomes a trustee, officer and/or employee of the Trust Parties and acts as such in any business of the Trust Parties, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Trust Parties, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

10.Limitation of Liability of the Adviser; Indemnification

a.The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner or managing member) shall not be liable to a Trust Party for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Trust Party, and each Trust Party shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner or managing member and the Administrator each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Trust Party or its security holders and an administrative or regulatory proceeding against, or investigation of, the Trust Party) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Trust Party. Notwithstanding the preceding sentence of this Section 10 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Trust Party or its security holders to which the Indemnified Parties would otherwise be subject by reason of (i) criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties (ii) a material breach of this Agreement by the Adviser; (iii) reckless disregard of the Adviser’s duties and obligations under this Agreement and (iv) an internal dispute among the Adviser, its affiliates and their respective officers, partners, directors, shareholders, members or employees.

b.Notwithstanding Section 10(a) to the contrary, each Trust Party shall not provide for indemnification of an Indemnified Party for any liability or loss suffered by an Indemnified Party, nor shall the Trust Party provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Trust Party, unless all of the following conditions are met:

i.the Trust Party has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Trust Party;

ii.the Trust Party has determined, in good faith, that the Indemnified Party was acting on behalf of or performing services for the Trust Party;

iii.the Trust Party has determined, in good faith, that such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnified Party is the Adviser or an Affiliate (as defined in the Articles of Incorporation) of the Adviser, or (B) gross negligence or willful misconduct, in the case that the Indemnified Party is a trustee of the Trust Party who is not also an officer of the Trust Party or the Adviser or an Affiliate of the Adviser; and

iv.such indemnification or agreement to hold harmless is recoverable only out of the Trust Party’s net assets and not from the Trust Party shareholders.
Furthermore, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

i.there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnified Party;

ii.such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnified Party; or

iii.a court of competent jurisdiction approves a settlement of the claims against the Indemnified Party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which Shares of the Trust Party were offered or sold as to indemnification for violations of securities laws.

c.The Trust Party may pay or reimburse reasonable legal expenses and other costs incurred by the Indemnified Party in advance of final disposition of a proceeding only if all of the following are satisfied:

i.the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Trust Party;

ii.the Indemnified Party provides the Trust with written affirmation of such Indemnified Party’s good faith belief that the Indemnified Party has met the standard of conduct necessary for indemnification by the Trust Party;

iii.the legal proceeding was initiated by a third party who is not a Trust Party shareholder, or, if by a Trust Party shareholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

iv.the Indemnified Party provides the Trust Party with a written agreement to repay the amount paid or reimbursed by the Trust Party, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnified Party did not comply with the requisite standard of conduct and is not entitled to indemnification.

11.Effectiveness, Duration and Termination of Agreement

a.This Agreement shall become effective as of the Effective Date. This Agreement may be terminated at any time, without cause or the payment of any penalty, on sixty (60) days’ written notice, by the vote of the Trust’s independent trustees or, on sixty (60) days’ written notice, by the Adviser. The provisions of Section 10 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 4 through the date of termination or expiration, and Section 10 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

b.This Agreement shall continue in effect for two (2) years from August 8, 2022, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board and (B) the vote of a majority of the Trust’s independent trustees.

c.After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Trust Parties within thirty (30) days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement, including any deferred fees. The Adviser shall promptly upon termination:

i.Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

ii.Deliver to the Board all assets and documents of the Trust Parties then in custody of the Adviser; and

iii.Cooperate with the Trust Parties to provide an orderly management transition.

d.In the event the Trust or the Operating Partnership commences a liquidation of its investments during any calendar year, the Trust and the Operating Partnership will pay the Adviser the Management Fee from the proceeds of the liquidation.

12.Notices
Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

13.Amendments
This Agreement may be amended by mutual consent.

14.Entire Agreement; Governing Law
This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

BLUE OWL REAL ESTATE NET LEASE TRUST

By:	/s/ Michael Reiter
	Name:	Michael Reiter
Title: Chief Operating Officer

BLUE OWL NLT OPERATING PARTNERSHIP LP

By:	Blue Owl Real Estate Net Lease Trust, its General Partner

By:	/s/ Michael Reiter
Name: Michael Reiter
Title: Chief Operating Officer

BLUE OWL REAL ESTATE CAPITAL LLC

By:	/s/ Neena Reddy
Name: Neena Reddy
Title: General Counsel and Chief Legal Officer